EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.0 Million for the Fourth Quarter 2013, Full Year 2013 Net Income of $3.9 Million

GLEN ALLEN, Va., Jan. 29, 2014 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the fourth quarter of 2013. For the three months ended December 31, 2013, the Company had net income of $1.0 million and net income available to common shareholders of $916 thousand, or $0.06 per diluted share, compared to net income of $641 thousand and net income available to common shareholders of $555 thousand, or $0.04 per diluted share, for the same period in 2012. This represents a $361 thousand or 56.32% increase in net income in the fourth quarter of 2013 compared to the fourth quarter of 2012 and a $360 thousand or 64.75% increase in net income available to common shareholders.

Earnings

For the year ended December 31, 2013, the Company had net income of $3.9 million and net income available to common shareholders of $3.5 million or $0.25 per diluted share compared to a net loss of $6.0 million and a net loss allocable to common shareholders of $6.6 million or ($0.76) per diluted share for the same period in 2012. The loss for 2012 was due primarily to the implementation of the Asset Resolution Plan associated with the Company's May 2012 Rights offering.

Factors contributing to the Company's increase in net income during the fourth quarter of 2013 are as follows:

  Net interest income improved to $4.8 million for the fourth quarter of 2013, compared to $4.2 million in the fourth quarter of 2012, an increase of $516 thousand or 12.17%.
  A recovery of the provision for loan losses of $200 thousand during the 2013 quarter was recognized, compared to a provision for loan losses of $165 thousand in the fourth quarter of 2012, resulting in a $365 thousand quarter over quarter improvement.
  Noninterest income totaled $437 thousand for the fourth quarter of 2013 compared to $634 thousand in the fourth quarter of 2012, a decrease of $197 thousand or 31.2%, driven by the decrease in gains on sales of mortgage loans experienced in the fourth quarter of 2013.
  Total noninterest expense was $4.1 million for the fourth quarter of 2013, compared to $3.7 million in the fourth quarter of 2012, an increase of $408 thousand or 11.05%, primarily due to an increase in salaries and employment benefits related to incentive accruals and a one-time accelerated restricted stock vesting expense of approximately $205 thousand. These increases were partially offset by decreases in professional services, marketing and FDIC assessments.

The net interest margin was 3.72% for the quarter ended December 31, 2013, compared to 3.46% for the quarter ended December 31, 2012, a 26 basis point increase. For the year ended December 31, 2013 the net interest margin was 3.64% compared to 3.39% for the year ended December 31, 2012. This increase was driven by increases in loans outstanding, decreases in the bond portfolio, decreases in nonaccrual loans, and increases in demand deposit.

Growth

At December 31, 2013, total assets were $547.9 million, compared to $542.9 million at December 31, 2012, a $4.9 million or 0.91% increase. This increase was driven primarily by an increase in loans, net of the allowance, of $54.2 million or 14.7%, which was offset by a decrease in interest-bearing deposits in other banks of $22.8 million or 85.1% and a decrease in investment securities outstanding of $15.8 million or 17.64%.

Gross loans, excluding loans held for sale, at the end of 2013 were $431.3 million compared to $376.1 million at December 31, 2012, a $55.2 million or a 14.68% increase. The increase in loans was due primarily to an increase in demand from our customers and an improvement in the overall business environment.

Total deposits at the end of 2013 decreased by $3.1 million or 0.69% to $456.0 million compared to $459.1 million at December 31, 2012. However, and more importantly, noninterest bearing deposits increased $7.6 million or 12.64% to $67.7 million compared to $60.1 million at December 31, 2012.

First Capital Bank President and CEO, Bob Watts stated "2013 was a solid year for our teammates and customers. Our teammates were able to use their expertise and the strength of the Bank to help new and existing customers 'make it work' and set the stage for an exciting future."

Asset Quality

The allowance for loan losses was $8.2 million or 1.89% of total loans at December 31, 2013 compared to $7.3 million or 1.93% of total loans at December 31, 2012. The increase in the allowance for loan losses was primarily a result of recoveries from previously charged off loans and the Company believes it was prudent in light of the loan growth experienced in 2013.

During the quarter ended December 31, 2013, the Company had charge-offs of $353 thousand, recoveries of $127 thousand and a recovery of provision for loan losses of $200 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	December 31,
	2013	2012
	(Dollars in thousands)
Nonaccrual loans	$ 4,467	$ 8,014
Loans past due 90 days and accruing interest	--	1,338
Total nonperforming loans	4,467	9,352
Other real estate owned	2,658	3,770
Total nonperforming assets	$ 7,125	$ 13,122

Allowance for loan losses to period end loans	1.89%	1.93%
Nonperforming assets to total loans & OREO	1.64%	3.45%
Nonperforming assets to total assets	1.30%	2.42%
Allowance for loan losses to nonaccrual loans	182.80%	90.70%

	Twelve Months Ended
	December 31,
	2013	2012
Allowance for loan losses
Beginning balance	$ 7,269	$ 9,271
Provision for loan losses	(186)	9,196
Net charge-offs (recoveries)	(1,082)	11,198
Ending balance	$ 8,165	$ 7,269

Capital

Total Risk Based Capital at December 31, 2013 was 13.78%, compared to 13.75% at December 31, 2012. Tier 1 Risk Based Capital at December 31, 2013 was 12.34% compared to 12.29%, at December 31, 2012. Additionally, tangible common equity increased to 8.06% at December 31, 2013 compared to 7.67% at December 31, 2012.

First Capital Bancorp, Inc. Managing Director and CEO John Presley commented "It was gratifying to see the Company grow and expand its reach in 2013 while at the same time achieving profitability levels that not only supported that growth but achieve increases in capital levels across the board and continued the improvement in asset quality."

The following table reflects the regulatory capital ratios of the Company as of December 31, 2013 and December 31, 2012.

					Minimum To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2013
Total capital to risk weighted assets	$ 61,060	13.78%	$ 35,446	8.00%	$ 44,307	10.00%
Tier 1 capital to risk weighted assets	$ 54,689	12.34%	$ 17,723	4.00%	$ 26,584	6.00%
Tier 1 capital to average adjusted assets	$ 54,689	10.04%	$ 21,796	4.00%	$ 27,244	5.00%

As of December 31, 2012
Total capital to risk weighted assets	$ 54,929	13.75%	$ 31,955	8.00%	$ 39,944	10.00%
Tier 1 capital to risk weighted assets	$ 49,108	12.29%	$ 15,978	4.00%	$ 23,966	6.00%
Tier 1 capital to average adjusted assets	$ 49,108	9.19%	$ 21,371	4.00%	$ 26,714	5.00%

On January 10, 2014, First Capital Bancorp, Inc. (the "Company") redeemed the remaining 5,531 shares of its Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), for $5.6 million. The Preferred Stock paid a cumulative dividend quarterly at a rate of 5% per annum. Effective April 2014, the dividend rate would have increased to 9% per annum. The Preferred Stock was redeemable at the option of the Company subject to regulatory approval which was received in November 2013. No shares of the Preferred Stock remain outstanding.

The Company funded the redemption by executing a variable rate subordinated note for $6.5 million with a financial institution. The subordinated note, which qualifies as Tier 2 capital for regulatory purposes, carries an interest rate of 30-day Libor plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months and $103 thousand per month for the remaining 60 months.

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $597 thousand for the quarter ended December 31, 2013, a decrease of $38 thousand or 5.98% from $634 thousand earned in the quarter ended December 31, 2012. A decrease in gains on sales of mortgage loans in 2013 was largely offset by an increase in the level of gains recognized on the sales of securities in 2013.

Subsequent to the end of 2013, the Company closed its wholesale mortgage operation. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain. The Company expects this decision will be accretive to 2014 earnings.

For the year ended December 31, 2013, non-interest income was $2.4 million compared to $2.0 million for the year ended December 31, 2012. The improvement was due to an increase in the gains on sales of mortgage loans in the first half of 2013 of $493 thousand and an increase in the gains from sales of securities of approximately $250 thousand.

Non-interest Expense

Non-interest expense totaled $4.1 million for the quarter ended December 31, 2013, compared to $3.7 million for the quarter ended December 31, 2012, an increase of $408 thousand or 11.05%.

For the year ended December 31, 2013, noninterest expense was $14.9 million compared to $18.4 million for the year ended December 31, 2012. The decrease resulted primarily from prepayment penalties associated with the prepayment of FHLB advances and write-downs of OREO in connection with the Asset Resolution Plan in 2012, net of increased personnel expenses in 2013.

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Operating Data:

Interest income	$ 6,008	$ 5,711	$ 23,096	$ 23,013
Interest expense	1,252	1,470	5,144	6,674
Net interest income	4,756	4,241	17,952	16,339
(Recovery of) provision for loan losses	(200)	165	(186)	9,196
Other noninterest income	437	634	2,073	1,903
Securities gains	160	--	329	79
Noninterest expense	4,099	3,691	14,912	18,421
Income (loss) before income tax	1,454	1,019	5,628	(9,296)
Income tax expense (benefit)	452	378	1,754	(3,290)
Net income (loss)	$ 1,002	$ 641	$ 3,874	$ (6,006)
Less: Preferred dividends	$ 86	$ 86	$ 345	$ 623
Net income available/(loss) allocable to common shareholders	$ 916	$ 555	$ 3,529	$ (6,629)
Basic net income (loss) per common share	$ 0.08	$ 0.05	$ 0.29	$ (0.76)
Diluted net income (loss) per common share	$ 0.06	$ 0.04	$ 0.25	$ (0.76)

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Balance Sheet Data:

Total assets	$547,885	$542,947	$547,885	$542,947
Loans, net	423,160	368,919	423,160	368,919
Deposits	455,968	459,113	455,968	459,113
Borrowings	38,548	33,026	38,548	33,026
Stockholders' equity	49,682	47,088	49,682	47,088
Book value per share	$3.52	$3.49	$3.52	$3.49
Tangible Common Equity to Assets	8.06%	7.67%	8.06%	7.67%
Total shares outstanding, in thousands	12,552	11,927	12,552	11,927

Asset Quality Ratios
Allowance for loan losses	$8,165	$7,269	$8,165	$7,269
Nonperforming assets	7,125	13,122	7,125	13,122
Net charge-offs (recoveries)	226	104	(1,082)	11,198
Net charge-off (recoveries) to average loans	0.05%	0.03%	-0.26%	2.97%
Allowance for loan losses to period end loans	1.89%	1.93%	1.89%	1.93%
Nonperforming assets to total loans & OREO	1.64%	3.45%	1.64%	3.45%

Selected Performance Ratios:
Return on average assets	0.73%	0.48%	0.73%	-1.13%
Return on average equity	8.05%	5.43%	8.05%	-13.01%
Net interest margin (tax equivalent basis)	3.72%	3.46%	3.64%	3.39%

CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com